Exhibit 10.5

Share sale agreement

relating to shares in Beviron Pty Limited
ACN 078 197 323

Ivanhoe Mines Ltd. (Vendor)

Stemcor Pellets Ltd (Purchaser)

AURORA PLACE, 88 PHILLIP STREET, SYDNEY NSW 2000, DX 117 SYDNEY
TEL: +61 2 9921 8888 FAX: +61 2 9921 8123
www.minterellison.com

Share sale agreement

Details		4

Agreed terms		5

1.	Defined terms & interpretation	5

1.1	Defined terms from Head Agreement	5
1.2	Defined terms	5
1.3	Interpretation	7
1.4	Headings	8

2.	Conditions	8

2.1	Conditions	8
2.2	Waiver of Conditions	10
2.3	Conduct of the parties	10
2.4	Failure of Condition	10

3.	Sale and purchase	10

4.	Purchase Price	10

4.1	Amount	10
4.2	Payment of the Purchase Price	10

5.	Completion	10

5.1	Time and place	10
5.2	Obligations of the Vendor	10
5.3	Obligations of the Purchaser	11
5.4	Simultaneous actions at Completion	11
5.5	Effect of failure to deliver by Vendor	11
5.6	Effect of failure to deliver by Purchaser	12
5.7	Records	12
5.8	Proxy and address for notices	12

6.	Obligations before Completion	12

6.1	Continuity of Business	12
6.2	Access to Business and Records	12
6.3	Purchaser's obligations	12
6.4	Right to copy and consult	12

7.	Release of Guarantees	13

8.	Warranties by the Vendor	13

8.1	Warranties	13
8.2	Application of the Warranties	13
8.3	Qualifications	13
8.4	Acknowledgments	13
8.5	Financial limits on Claims	14
8.6	Time limits on Claims	14
8.7	Other limits on Claims	14
8.8	Maximum aggregate liability for Claims	15
8.9	Transaction Consideration not known	15
8.10	Vendor Indemnity where Transaction Consideration not known	15

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 2

8.11	Vendor Indemnity where Transaction Consideration not known	15
8.12	Exclusions of limitations	15
8.13	Notice of potential Claim	15
8.14	Conduct of third party Claims	16
8.15	Rights of the Purchaser	16
8.16	Costs indemnity	16
8.17	Security for costs	17
8.18	Warranty payments	17
8.19	Benefits or credits received by the Company or the Purchaser	17
8.20	Meaning of Vendor’s knowledge	17
8.21	Taxation indemnity	18
8.22	Trade Practices Act	18
8.23	Financial forecasts	18

9.	GST	18

9.1	Interpretation	18
9.2	GST gross up	18
9.3	Reimbursements	18
9.4	Tax invoice	19

10.	Notices and other communications	19

10.1	Service of notices	19
10.2	Effective on receipt	19

11.	Miscellaneous	19

11.1	Alterations	19
11.2	Approvals and consents	19
11.3	Assignment	19
11.4	Costs	19
11.5	Stamp duty	19
11.6	Survival	20
11.7	Counterparts	20
11.8	No merger	20
11.9	Entire agreement	20
11.10	Further action	20
11.11	Severability	20
11.12	Waiver	20
11.13	Relationship	20
11.14	Governing law and jurisdiction	20

Schedule 1 - Details of the Company and the Subsidiary		21

Schedule 2 - Warranties		22

Schedule 3 - Properties		37

Signing page		39

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 3

Details

Date

Parties

Name	Ivanhoe Mines Ltd. ARBN 075 217 097
Short form name	Vendor
Notice details	Suite 654, 999 Canada Place, Vancouver, British Columbia V6C 3E1, Canada Facsimile +1 604 682 6728 Attention Peter Meredith

Name	Stemcor Pellets Ltd registered number 2188847
Short form name	Purchaser
Notice details	Level 27, City Point, 1 Ropemaker Street, London EC2Y9ST, United Kingdom Facsimile +44 20 7775 3679 Attention Company Secretary

Background

A	The Shares are, or will be, legally and beneficially owned by the Vendor.

B	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares on the terms and conditions set out in this agreement.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 4

Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms from Head Agreement

Terms defined in the Head Agreement have the same meanings when used in this document unless otherwise defined in this document.

1.2	Defined terms

In this agreement:

Accounts means the audited balance sheet of the Company and the Subsidiary as at the Accounts Date and the audited profit and loss statement and statement of cash flows of the Company and the Subsidiary for the financial year ending on the Accounts Date together with the notes to, and the reports of the directors in respect of, those accounts.

Accounts Date means 31 December 2003.

Arbutus means Arbutus Holding Ltd., a company incorporated in the British Virgin Islands, registration number 497003, which has its registered address at c/- Midocean Management and Trust Services (BVI) Limited, 9 Columbus Centre, Road Town, Tortola in the British Virgin Islands.

Business means the businesses carried on by the Group as at the date of this agreement, including the business of mining iron ore in the area known as Savage River and the production of iron ore pellets in Tasmania in Australia carried on under the business name ‘Australian Bulk Minerals’ and includes all licences, authorities, plant and equipment used in connection with those activities and whose principal place of business is 58-60 Wilmot Street, Burnie, Tasmania, 7320, Australia.

Claim includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to this agreement.

Company means Beviron Pty Limited ACN 078 197 323, further details of which are set out in Part A of Schedule 1.

Completion means completion of the sale and purchase of the Shares contemplated by this agreement.

Completion Date means 28 February 2005 provided that all the Conditions have been fulfilled (or waived under clause 2.2) or, in the event that all the Conditions have not been fulfilled (or waived under clause 2.2) before 28 February 2005, the fifth Business Day after the date on which all the Conditions have been fulfilled (or waived under clause 2.2).

Conditions means the conditions set out in clause 2.1.

Costs Assessor means a costs assessor appointed under clause 8.17.

Disclosure Letter means the letter from the Vendor to the Purchaser of the same date as this agreement entitled ‘Disclosure Letter’.

Due Diligence Material means the information and documents provided to the Purchaser before the date of this agreement, a list of which is attached to the Disclosure Letter.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 5

Encumbrance includes any:

(a)	security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge or trust;

(b)	right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors including any right of set-off;

(c)	notice or direction under sections 218 or 255 of the Income Tax Assessment Act 1936 (Cwlth) or under section 74 of the Sales Tax Assessment Act 1992 (Cwlth) or under section 260-5 of the Taxation Administration Act 1953 (Cwlth) or under any provision of any law which has a similar effect;

(d)	right that a person (other than the owner) has to remove something from land (known as a profit à pendre), easement, public right of way, restrictive or positive covenant, lease, or licence to use or occupy; or

(e)	third party right or interest or any right arising as a consequence of the enforcement of a judgment,

or any agreement to create any of them or allow them to exist.

Goldamere Agreement means the agreement between the Crown, the Subsidiary and Ivanhoe Capital Limited dated 26 September 1996 as ratified and approved by the Goldamere Act.

Goldamere Deed means the deed between the Subsidiary and the Crown dated 10 December 1996 as amended.

Governmental Authority includes any governmental, semi-governmental, municipal or statutory authority, instrumentality, organisation, body or delegate (including without limitation any town planning or development authority, public utility, environmental, building, health, safety or other body or authority) having jurisdiction, authority or power over or in respect of the Company, the Subsidiary, the Business or the Properties.

Group means the Company and the Subsidiary.

Group Company means any of the Company and the Subsidiary.

Head Agreement means the agreement so entitled and dated 4 February 2005 between the Vendor, the Purchaser, Dominant Holdings AG and Stemcor Holdings Ltd.

Liabilities includes all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatever description.

Properties means the real property (whether leasehold or freehold) listed in Schedule 3.

Purchase Price means the amount payable under clause 4.

Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the date of this agreement, belonging or relating to or used by any Group Company including (without limitation) certificates of registration, minute books, statutory books and registers, books of account, Tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records.

Related Party Debt Amending Agreement means the document so entitled dated 6 November 2000 between (among others) the Company, the Subsidiary, the Vendor, Ivanhoe Capital Finance Limited and Robert M. Friedland.

Security means an amount to be paid to the Claimee in accordance with clause 8.17.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 6

Shares means all of the shares in the share capital of the Company.

Subsidiary means Goldamere Pty Limited ACN 073 634 581, further details of which are set out in Part B of Schedule 1.

Tax means all forms of taxes, duties, imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition.

Warranties means each of the representations and warranties given under clause 8 and set out in Schedule 2.

1.3	Interpretation

In this agreement, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this agreement, and a reference to this agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A or AUD is to Australian currency;

(f)	a reference to US$, $US or USD is to United States currency;

(g)	a reference to time is to Sydney, Australia time;

(h)	a reference to a party is to a party to this agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(i)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(j)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(k)	a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

(l)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(m)	any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(n)	any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(o)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it; and

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 7

(p)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

(q)	a reference to except as disclosed is to something disclosed in this agreement or the Disclosure Letter.

1.4	Headings

Headings are for ease of reference only and do not affect interpretation.

2.	Conditions

2.1	Conditions

Completion must not occur until all of the following Conditions are fulfilled:

Party entitled to
Condition	benefit
Under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA), the Treasurer of the Commonwealth of Australia consents to the transfer of the Shares contemplated by this agreement. If that consent is given subject to conditions or requirements, this Condition is not fulfilled unless those conditions or requirements are reasonably acceptable to the Purchaser and the Vendor.
The Purchaser and the Vendor

For the purpose of this Condition, the Treasurer will be taken to have consented to the transfer of the Shares under this agreement if:

(a) the Treasurer issues a notice under the FATA stating that the Commonwealth Government does not object to the transfer of the Shares; or

(b) the Treasurer is, by reason of lapse of time, not empowered to make an order under the FATA in relation to the transfer of the Shares.

Societe Generale ABN 71 092 516 286 as ‘Party A’ under the ISDA Master Agreement between the Company and Societe Generale, dated 20 August 2004, consents in writing to the sale and purchase of the Shares and all other applicable transactions contemplated by this agreement (including a written waiver by Societe Generale from compliance by any person with any provision of the ISDA Master Agreement that would otherwise be breached by the transactions or the execution of this agreement) either:
The Vendor and the Purchaser

(a) without conditions or requirements; or

(b) with conditions and requirements that are acceptable to the Vendor and (to the extent that they affect the Purchaser or the Group) to the Purchaser.

Any interest that Goldamere has in the Goldamere Agreement and the Goldamere Deed being excluded from the definition of ‘Charged Property’ in the Deed of Mortgage and Charge between Goldamere and Societe Generale ABN 71 092 516 286 dated 20 August 2004 and registered under Part 2K.2 of the Corporations Act number 1075371.
The Vendor

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 8

All other consents necessary or relevant for the sale and purchase of the Shares contemplated by this agreement to take place without breaching any statute or agreement are granted and received either:
The Vendor and the Purchaser

(a) without conditions or requirements; or

(b) with conditions and requirements that are acceptable to the Vendor and (to the extent that they affect the Purchaser or the Group) to the Purchaser.

The prior completion of the Deed of Assignment with Deeds of Acknowledgment (as that term is defined in clause 1.2 of the Deed of Assignment) in a form reasonably agreed between the parties to the Deed of Assignment.
The Purchaser and the Vendor

The contemporaneous completion of the Arbutus Agreement.	The Purchaser and The Vendor

The Goldamere Agreement and Goldamere Deed remains in full force and effect including consent to the change in control of the Subsidiary and finance arrangements regarding the Subsidiary.	The Purchaser

There being no actual or threatened revocation, termination or suspension of Mining Lease 2M/2001 granted under the Mineral Resources Development Act 1995 (Tasmania).	The Purchaser

There being no actual or threatened revocation, termination or suspension of the Goldamere Agreement or the Goldamere Deed.	The Purchaser

Written consent being provided by Alinta EATM Pty Ltd, pursuant to clause 18.2 of the gas sale agreement between Alinta EATM Pty Ltd and the Subsidiary (Gas Sale Agreement), to the ‘deemed assignment’ (as defined in clause 18.4 of the Gas Sale Agreement) of the Subsidiary’s interest under the Gas Sale Agreement without any conditions or any requirement for the provision of security.
The Purchaser

Each employee of the Subsidiary who under their terms of employment with the Subsidiary has been offered any interest in a Group Company, the Vendor or any related body corporate of the Vendor (as defined in section 50 of the Corporations Act) releases the Subsidiary from any obligation to grant or issue, or procure the grant or issue, of that interest.
The Purchaser

Termination of the management services agreement between the Subsidiary and Ivanhoe Capital Pte Ltd dated 1 January 2001 with no liability to the Subsidiary, the execution of a deed of release pursuant to which the amount of US$419,710.94 outstanding from the Subsidiary to Ivanhoe Capital Pte Ltd is forgiven and written confirmation that no amounts are owing by the Subsidiary to Ivanhoe Capital Pte Ltd.
The Purchaser

The acknowledgment by the Vendor in a form reasonably acceptable to the Purchaser that there is no obligation for the Company to pay the Vendor any amount in respect of the deposit referred to in the Deed Poll granted by Ivanhoe Cloncurry Mines Pty Limited in favour of the Company, dated 23 December 2004.
The Purchaser

Confirmation that the financial interest of UBS Australia Limited is removed from the water licence issued by the Tasmanian Department of	The Purchaser

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 9

Primary Industries Water and Energy (license number 7075) and replaced with the financial interest of Arbutus Holdings Ltd.

Evidence that clause 4.3 of the Related Party Debt Amending Agreement has been amended or deleted as required by the Purchaser.	The Purchaser

2.2	Waiver of Conditions

A Condition may only be waived in writing by each party entitled to the benefit of that Condition (as specified in relation to each Condition in the second column of the table in clause 2.1) and will be effective only to the extent specifically set out in that waiver.

2.3	Conduct of the parties

Each party must use all reasonable efforts within its own capacity to ensure that each Condition is fulfilled before 5.00pm on 25 February 2005.

2.4	Failure of Condition

If a party has complied with its obligations under clause 2.3, it may terminate this agreement by giving notice in writing to the other parties if one or more Conditions are not fulfilled by 5.00pm on 25 February 2005 or another date agreed by the parties in writing.

3.	Sale and purchase

The Vendor as current or future beneficial owner agrees to sell to the Purchaser and the Purchaser agrees to buy from the Vendor the Shares:

(a)	for the Purchase Price;

(b)	free from Encumbrances;

(c)	with all rights, including dividend and voting rights, attached or accrued to them on or after the date of this agreement; and

(d)	subject to this agreement.

4.	Purchase Price

4.1	Amount

The Purchase Price for the Shares is the Beviron Consideration.

4.2	Payment of the Purchase Price

The Purchaser must pay the Purchase Price in accordance with clause 3 of the Head Agreement.

5.	Completion

5.1	Time and place

If all the Conditions have been fulfilled or waived under clause 2.2, Completion will take place at 10:00am on the Completion Date at the offices of Minter Ellison at Level 19, 88 Phillip Street, Sydney or another time and place agreed by the parties.

5.2	Obligations of the Vendor

At or before Completion, the Vendor must:

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 10

(a)	deliver to the Purchaser a duly executed and completed transfer in favour of the Purchaser of the Shares in registrable form (except for the impression of stamp duty or other taxes of a similar nature) together with the relevant share certificates;

(b)	produce to the Purchaser any power of attorney or other authority under which the transfer of the Shares is executed;

(c)	deliver to the Purchaser duly executed instruments irrevocably waiving in favour of the Purchaser all rights of pre-emption which any person has in respect of any of the Shares;

(d)	deliver to the Purchaser copies of any other consents and waivers required under clause 2;

(e)	cause the board of directors of the Company to resolve that the transfer of the Shares (subject only to the payment of stamp duty or other taxes of a similar nature on the transfers) be approved and registered;

(f)	cause the board of directors of the Company to resolve to appoint as directors of the Group Companies those individuals in respect of who the Purchaser has delivered to a Group Company a consent to act as a director of the Group Company;

(g)	deliver the resignation of directors of the Group Companies nominated by the Purchaser prior to Completion and their acknowledgement that they have received all entitlements to which they are entitled up to the date of the resignation and have no further claim against the Group Company;

(h)	deliver to the Purchaser all Records in its possession (other than those which the Vendor is entitled to retain under clause 5.7);

(i)	deliver to the Purchaser an irrevocable appointment by the Vendor of the Purchaser as its sole proxy to attend and vote at meetings of the Company;

(j)	deliver to the Purchaser an irrevocable notice of change of address of the Vendor for service of notices and correspondence by the Company to Suite 2, Level 13, 15 Blue Street North Sydney, NSW 2060;

(k)	deliver to the Purchaser the common seal (if any) of each Group Company; and

(l)	do all other things necessary or desirable to transfer the Shares, to complete any other transaction contemplated by this agreement and to place the Purchaser in effective control of the Group and the Business.

5.3	Obligations of the Purchaser

The Purchaser must, at or before Completion, deliver to the Vendor any consents or waivers required under clause 2.

5.4	Simultaneous actions at Completion

In respect of Completion:

(a)	the obligations of the parties under this agreement are interdependent;

(b)	all actions required to be performed will be taken to have occurred simultaneously on the Completion Date; and

(c)	the Purchaser need not complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

5.5	Effect of failure to deliver by Vendor

If the Vendor fails to deliver any items which are due from it on Completion by the date of Completion, the Purchaser is entitled to terminate this document on giving 14 days prior written

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 11

notice to the Vendor. Termination does not affect any other rights which the Purchaser may have. If the Vendor is able in the notice period to deliver the items in question then Completion must be reconvened to allow it to do so.

5.6	Effect of failure to deliver by Purchaser

If the Purchaser fails to deliver any items which are due from it on Completion by the date of Completion, the Vendor is entitled to terminate this document on giving 14 days prior written notice to the Purchaser. Termination does not affect any other rights which the Vendor may have. If the Purchaser is able in the notice period to deliver the items in question then Completion must be reconvened to allow it to do so.

5.7	Records

The Vendor may retain after Completion copies of any Records necessary for it to comply with any applicable law (including, without limitation, any applicable Tax law) and to prepare Tax or other returns required of it by law.

5.8	Proxy and address for notices

While the Vendor remains the registered holder of any of the Shares, the Vendor must:

(a)	not attend or vote at meetings of the Company except through the Purchaser as its proxy;

(b)	do everything else that it may do in the capacity of registered holder of the Shares, including dealing with the Shares, and with any distribution, property or right derived from them, in accordance with the Purchaser’s directions; and

(c)	not change its address for service of notices or any correspondence by the Company from the address of the Purchaser.

6.	Obligations before Completion

6.1	Continuity of Business

Until Completion, the Vendor must not, and the Vendor must procure that the Subsidiary does not, do anything other than carry on the Business in the ordinary course.

6.2	Access to Business and Records

The Vendor will allow the Purchaser, its employees, agents and representatives reasonable access to the Properties and the Records at all reasonable times before Completion to enable the Purchaser, as is reasonably necessary, to:

(a)	become familiar with the Business and the affairs of the Group; and

(b)	investigate the accuracy of the Warranties.

6.3	Purchaser’s obligations

The Purchaser must ensure that any access under clause 6.2 is exercised and conducted in a manner to avoid unreasonable disruption to the conduct of the Business and the activities and operations of the Group and its employees.

6.4	Right to copy and consult

For the purposes of clause 6.2, the Purchaser may:

(a)	make copies of material examined;

(b)	consult with the officers of the Group Companies; and

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 12

(c)	with the prior consent of the Vendor (which consent may not be unreasonably withheld), consult with employees of the Group.

7.	Release of Guarantees

The Purchaser:

(a)	must, at the request of the Vendor at any time either before or after Completion, use its reasonable efforts to procure the release of the Vendor and its Associates from any other guarantee or security given before Completion by the Vendor or its Associates in relation to the obligations of a Group Company; and

(b)	indemnifies the Vendor and its Associates from and against any Claim or Liability arising out of any guarantees or securities referred to in paragraph 7(a) that may be suffered or incurred by the Vendor or any of its Associates which relates to events or circumstances occurring after Completion.

The obligation under this clause 7 applies only in relation to guarantees or securities where the guaranteed or secured amount does not exceed A$20,000.

8.	Warranties by the Vendor

8.1	Warranties

The Vendor represents and warrants to the Purchaser that each of the Warranties is true and accurate at the date of this agreement and will be true and accurate on the Completion Date.

8.2	Application of the Warranties

Each of the Warranties:

(a)	remains in full force and effect after Completion;

(b)	is separate and independent and is not limited by reference to any other Warranty; and

(c)	applies in relation to the Company and also, except where expressly otherwise provided, separately in relation to the Subsidiary, as if each reference in Schedule 2 to the Company were a reference the Subsidiary.

8.3	Qualifications

The Warranties are given subject to and qualified by, and the Purchaser is not entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if and to the extent, but only to the extent, that the fact, matter or circumstance is fairly disclosed in:

(a)	this agreement;

(b)	the Disclosure Letter;

(c)	the Due Diligence Materials; or

(d)	any information available, on or before the date that is five (5) Business Days before the date of this agreement, on public registers maintained by any of the Trade Marks Office, the High Court of Australia, the Tasmanian Registry of the Federal Court, the Supreme Court of Tasmania, the Tasmanian Office of the Recorder of Titles and the Australian Securities and Investments Commission.

8.4	Acknowledgments

The Purchaser acknowledges and agrees with the Vendor that:

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 13

(a)	the Warranties are the only warranties that the Purchaser requires, and on which the Purchaser has relied, in entering into this agreement;

(b)	for the avoidance of doubt, no warranty or representation, expressed or implied, is given in relation to any expression of intention or expectation nor any forecast, budget or projection contained or referred to in the Due Diligence Material; and

(c)	to the extent permitted by law, all other warranties, representations and undertakings (whether express or implied and whether oral or in writing) made or given by any entity which is a Group Company or their respective employees, customers, agents or representatives are expressly excluded.

8.5	Financial limits on Claims

The Vendor has no liability for a Claim for a breach of any Warranty:

(a)	unless the amount of the Claim in respect of that breach is US$100,000 or more; and

(b)	until the aggregate of all Claims of US$100,000 or more for breach of the Warranties under this agreement exceeds US$1,000,000, in which event the Purchaser may claim the whole amount.

8.6	Time limits on Claims

Subject to clause 8.12 the Vendor has no liability for breach of any Warranty unless:

(a)	in the case of a Claim relating to any Warranty other than Warranty 12, the Purchaser has given written notice of the Claim to the Vendor under clause 8.13 on or before the date being 15 months after the Completion Date;

(b)	in the case of a Claim relating to Warranty 12 the Purchaser has given written notice of the Claim to the Vendor under clause 8.13 on or before the seventh anniversary of the Completion Date; and

(c)	in either case, unless the Claim has been settled or legal proceedings in a court of competent jurisdiction in respect of the Claim have been commenced by the Purchaser against the Vendor within 1 year of the Claim being notified by the Purchaser under clause 8.13.

8.7	Other limits on Claims

The liability of the Vendor in respect of any Claim for breach of any Warranty is reduced or extinguished (as the case may be) to the extent that:

(a)	the subject matter of any Claim is provided for in the Accounts; or

(b)	the Claim has arisen as a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Purchaser after Completion; or

(c)	the Claim is as a result of or in respect of, or where the Claim arises from, any increase in the rate of Tax liable to be paid or any imposition of Tax not in effect at the date of this agreement; or

(d)	the Purchaser has not complied with clause 8.14; or

(e)	the Claim occurs or is increased as a result of legislation not in force or in effect at the date of this agreement; or

(f)	the Claim occurs as a result of a change after the date of this agreement in any law or interpretation of law; or

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 14

(g)	the Purchaser is aware of any fact, matter or thing that it should reasonably know constitutes, or would be reasonably expected with the lapse of time to constitute, a breach of that Warranty.

8.8	Maximum aggregate liability for Claims

Subject to clause 8.12, the maximum aggregate liability of the Vendor (including legal costs and expenses incurred in defending a Claim from a third party), as a result of Claims for breach of the Warranties under any of the Transaction Documents is limited to the Transaction Consideration.

8.9	Transaction Consideration not known

If the final amount of the Transaction Amount is not known at any relevant time in relation to a Claim for breach of the Warranties under the Transaction Documents, the liability of the Vendor is not limited in respect of any such Claim to the amount of the Transaction Consideration at that time, but to the Transaction Consideration when it is finally known.

8.10	Vendor Indemnity where Transaction Consideration not known

In the event that the Transaction Consideration at the time of the determination of any Claim for breach of the Warranties under the Transaction Documents is less than the amount that the Purchaser would have been entitled but for the Transaction Consideration not being finally known (Known Transaction Consideration), the Vendor undertakes to the Purchaser to keep the Purchaser at all times fully and effectively indemnified for the difference between the amount that the Purchaser would have been entitled but for the Transaction Consideration not being finally known and the Known Transaction Consideration, up to the amount of the Transaction Consideration when it is finally known

8.11	Purchaser Indemnity where Transaction Consideration not known

Where an amount is paid by the Vendor in respect of any Claim for breach of the Warranties under the Transaction Documents which is in excess of the amount of the Transaction Consideration when finally known, the Purchaser undertakes to the Vendor to keep the Vendor at all times fully and effectively indemnified for the amount of that excess, except where the Claim is not subject to clause 8.8.

8.12	Exclusions of limitations

The limitations in:

(a)	Clauses 8.6(a) or (b) and 8.8 do not apply to Warranty 12 where:

(i)	there has been fraud, dishonesty or wilful concealment on the part of the Vendor or anyone acting on behalf of the Vendor; or

(ii)	there is the amendment of an assessment permitted by section 170(10) of the 1936 Act.

(b)	Clauses 8.5 and 8.6(a) do not apply to a Claim relating to Warranties 2, 3, 4, 6.10 or 18.

(c)	Clauses 8.5, 8.6(a) or (b) and 8.8 do not apply where there has been fraud, dishonesty or wilful concealment on the part of the Vendor or anyone acting on behalf of the Vendor.

(d)	Clause 8.6(a) does not apply to any claim which arises from or is connected to prosecution by a Governmental Authority.

8.13	Notice of potential Claim

If the Purchaser becomes aware of anything which is or may be reasonably likely to give rise to a Claim under this clause 8 it must notify the Vendor in writing, within 10 Business Days after it has first come to the Purchaser’s attention (Claim Notice), setting out the act, matter or thing

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 15

relied on as giving rise to the Claim, the Warranty the subject of the Claim and all relevant details of the Claim in so far as they are available to the Purchaser.

8.14	Conduct of third party Claims

(a)	The Vendor, subject to this clause 8.14 and clause 8.17, is in respect of an act, matter or thing notified by the Purchaser under clause 8.13, where that act, matter or thing relates to an actual or threatened Claim from a third party, entitled to elect by written notice given to the Purchaser within 10 Business Days of receipt of a Claim Notice to:

(i)	take over the conduct of the Claim; and

(ii)	take such actions as the Vendor may decide about it, including the right to negotiate, defend and/or settle the Claim and to recover costs incurred as a consequence of the Claim from any person.

(b)	Where the Vendor takes over the conduct and/or defence of any claim under this clause 8.14, the Vendor must:

(i)	afford the Purchaser the opportunity to consult with the Vendor on all matters of significance for the goodwill of the Business; and

(ii)	at reasonable and regular intervals provide the Purchaser with written reports concerning the conduct, negotiation, control, defence and/or outcome or settlement of the Claim.

(c)	The Purchaser must, and must procure that the Company must, provide the Vendor with access to (with the right to take copies) and make available to the Vendor all relevant personnel, relevant documents, books and records reasonably required for the purpose of the conduct of any Claim under clause 8.14(a).

8.15	Rights of the Purchaser

If the Purchaser gives the Vendor a Claim Notice under clause 8.13 and the Vendor does not elect to take over the control of a Claim under clause 8.14, the Purchaser may take such actions as the Purchaser may decide about it, including the right to negotiate, defend and/or settle the Claim and to recover costs incurred as a consequence of the Claim from any person, if:

(a)	the Purchaser at reasonable and regular intervals provides the Vendor with written reports concerning the conduct, negotiation, control, defence and/or settlement of the Claim and must not settle the Claim without the prior approval of the Vendor which must not be unreasonably withheld;

(b)	the Purchaser affords the Vendor the opportunity to consult with the Purchaser on matters of significance in relation to the conduct, negotiation and settlement of the Claim; and

(c)	the Vendor renders to the Purchaser, at the Purchaser’s expense, all such assistance as the Purchaser may reasonably require in disputing any Claim.

8.16	Costs indemnity

The Vendor indemnifies the Purchaser and the Company against all Liabilities incurred by, or awarded against, the Purchaser or the Company arising out of the conduct of the Vendor under clause 8.14 or acts required or requested of the Purchaser or the Company in respect of the same, as and when they fall due, including reasonable legal costs and disbursements of the Purchaser’s lawyers and the Company’s lawyers.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 16

8.17	Security for costs

(a)	If the Vendor intends to, or takes control of, a Claim under clause 8.14, the Purchaser is entitled to require that the Vendor provide Security to the Purchaser or a Group Company (as the case may be) (Claimee).

(b)	The Purchaser is entitled to require that Security is provided at any time on written notice to the Vendor (Notice). Subject to sub clauses 8.17(d) and (f), the Notice must specify the amount and terms of the Security required by the Purchaser.

(c)	The Vendor’s entitlement to take over the control of a Claim under clause 8.14, or continue to control a Claim ceases immediately if it fails to provide the Security within 10 business days of the Notice.

(d)	For the purpose of this clause 8.17, the Security must be cash or in immediately available funds and on terms reasonably satisfactory to the Purchaser.

(e)	The Claimee is entitled to use the Security to pay any Liability arising out of or in relation to the Claim.

(f)	Any Security required by the Purchaser under this clause 8.17 shall not exceed the amount reasonably necessary to secure the obligations of the Vendor under clause 8.16.

(g)	If the Vendor and the Purchaser do not agree any matter or amount referred to in this clause 8.17, then the matter in dispute must be referred at the request of either the Vendor or the Purchaser to the Costs Assessor for decision.

(h)	The Costs Assessor is to be appointed by agreement between the Vendor and the Purchaser or, in default of agreement within 14 days of a request by either the Vendor or the Purchaser, by the President for the time being of the Law Society of New South Wales.

(i)	The Costs Assessor will act as an expert and not as an arbitrator and his or her decision will be final and binding on the parties.

(j)	The fees of the Costs Assessor will be borne by the Vendor.

8.18	Warranty payments

Any payment made in respect of a Claim for breach of a Warranty is deemed (to the extent possible) to be a reduction in the Purchase Price.

8.19	Benefits or credits received by the Company or the Purchaser

If any payment in respect of a Claim under the Warranties is made to the Purchaser by or on behalf of the Vendor and after the payment is made the Purchaser or any Group Company receives any benefit or credit in relation to the subject matter of the Claim (including payment under any insurance policy), then the Purchaser:

(a)	must immediately notify the Vendor of the benefit or credit; and

(b)	pay to the Vendor an amount equal to the amount (net of expenses and Tax) of the benefit or credit received by the Purchaser or a Group Company (as the case may be).

8.20	Meaning of Vendor’s knowledge

Where any Warranty is qualified by the expression ‘as far as the Vendor is aware’ or any similar expression that statement is taken to include an additional statement that it has been made after due and careful enquiry.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 17

8.21	Taxation indemnity

(a)	The Vendor undertakes to the Purchaser to keep the Purchaser and each Group Company at all times fully and effectively indemnified from and against any liability for Tax of a Group Company arising on or before Completion or arising after Completion and wholly or partly attributable to any event occurring on or before Completion.

(b)	The Vendor has no liability under clause 8.17(a) unless the Purchaser has given written notice of the Claim to the Vendor under clause 8.10 on or before the seventh anniversary of the Completion Date.

(c)	The limitation in clause 8.17(b) does not apply where:

(i)	there has been fraud, dishonesty or wilful concealment on the part of the Vendor or anyone acting on behalf of the Vendor; or

(ii)	there is the amendment of an assessment permitted by section 170(10) of the 1936 Act.

(d)	For the avoidance of doubt, the Vendor may elect to take over the conduct of a Claim and take such actions as the Vendor may decide in relation to a Claim under clause 8.11 upon receipt of a Claim Notice from the Purchaser pursuant to clause 8.10 but subject to the requirements of clauses 8.14 to 8.17 inclusive.

8.22	Trade Practices Act

To the extent permitted by law, the Purchaser agrees not to make, and waives any right it may have to make, any claim against the Vendor or any Associate of the Vendor under section 52 of the Trade Practices Act 1974 (Cth) or the corresponding provision of any Australian State or Territory enactment.

8.23	Financial forecasts

The parties acknowledge and agree that the Warranties do not apply to any financial forecasts, projections, opinions of future performance or other statements relating to financial prospects of the Group that have been provided by the Vendor or an Associate of the Vendor. No warranty is given or representation made that any such financial forecast, projection or opinion will be met or achieved. Any such information that has been provided to the Purchaser was provided for information purposes only.

9.	GST

9.1	Interpretation

In this clause 9, a word or expression defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) has the meaning given to it in that Act.

9.2	GST gross up

If a party makes a supply under or in connection with this agreement in respect of which GST is payable, the consideration for the supply but for the application of this clause 9.2 (GST exclusive consideration) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

9.3	Reimbursements

If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other party is entitled to for the loss, cost or expense, and then increased in accordance with clause 9.2.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 18

9.4	Tax invoice

A party need not make a payment for a taxable supply made under or in connection with this agreement until it receives a tax invoice for the supply to which the payment relates.

10.	Notices and other communications

10.1	Service of notices

A notice, demand, consent, approval or communication under this agreement (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered or sent by prepaid post or facsimile to the recipient’s address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.

10.2	Effective on receipt

A Notice given in accordance with clause 10.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, the second Business Days after the date of posting (or the seventh Business Day after the date of posting if posted to or from a place outside Australia);

(c)	if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

11.	Miscellaneous

11.1	Alterations

This agreement may be altered only in writing signed by each party.

11.2	Approvals and consents

Except where this agreement expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this agreement.

11.3	Assignment

A party may only assign this agreement or a right under this agreement with the prior written consent of each other party.

11.4	Costs

Each party must pay its own costs of negotiating, preparing and executing this agreement.

11.5	Stamp duty

Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this agreement or any transaction contemplated by this agreement, must be paid by the Purchaser.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 19

11.6	Survival

Any indemnity or any obligation of confidence under this agreement is independent and survives termination of this agreement. Any other term by its nature intended to survive termination of this agreement survives termination of this agreement.

11.7	Counterparts

This agreement may be executed in counterparts. All executed counterparts constitute one document.

11.8	No merger

The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.

11.9	Entire agreement

This agreement, together with the Head Agreement, any side letters which may have been exchanged between the parties prior to execution and remaining Transaction Documents, constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter, including the memorandum of understanding between the Company, Stemcor Australia Pty Limited and the Vendor, dated 1 December 2004.

11.10	Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and any transactions contemplated by it.

11.11	Severability

A term or part of a term of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms or parts of the term of this agreement continue in force.

11.12	Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

11.13	Relationship

Except where this agreement expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

11.14	Governing law and jurisdiction

This agreement is governed by the law of New South Wales and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 20

Schedule 1 — Details of the Company and the Subsidiary

Part A: Details of the Company

Name and ACN:	BEVIRON PTY LIMITED ACN 078 197 323

Registered office:	58-60 Wilmot Street, Burnie, Tasmania 7320

Date of incorporation/ registration:	23 April 1997

Share capital:	A$126,180,760.00 comprising 82,519,735 fully-paid ordinary shares.

Directors:	Ian Wargent ROSS

David Alan SANDY

Secretaries:	Jeanette Ann NORTON

Bruce Craig LORKING

Part B: Details of the Subsidiary

Name and ACN:	GOLDAMERE PTY LIMITED ACN 073 634 581

Registered office:	58-60 Wilmot Street, Burnie, Tasmania 7320

Date of incorporation/ registration:	15 April 1996

Share capital:	A$11,000,100 comprising 11,000,100 fully-paid ordinary shares.

Directors:	Ian Wargent ROSS

David Alan SANDY

Secretaries:	Jeanette Ann NORTON

Bruce Craig LORKING

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 21

Schedule 2 — Warranties

Warranty 1 — Defined terms

In these Warranties:

Environment means the physical factors of the surrounds of human beings including the land, waters, atmosphere, climate, sound, odours, place, the biological factors of animal and plant and the social factors of aesthetics.

Environmental Authorisation means a licence, consent, approval, permit, authorisation, certificate of registration, or other concession issued by a government agency and any agreement which is required, obtained or entered into in respect of the Land pursuant to an Environmental Law.

Environmental Law means a law regulating or otherwise relating to the Environment including, without limitation: land use; planning; environmental assessment; building regulation; pollution of the atmosphere, water or land; noise; contamination; chemicals; waste; the use or presence of asbestos, dangerous goods or Hazardous Substances; human health and safety; heritage; species; flora and fauna; or any other aspect of the protection of the Environment or the enforcement or administration of any such Environmental Law.

Hazardous Substance means any substance which is, or may be hazardous, toxic, dangerous or polluting which may present a risk to human health or any other aspect of the Environment, or which is regulated by any Environmental Law.

Land means the Properties and the land the subject of the Mining Lease.

Mining Lease means Consolidated Mining Lease No. 2M/2001 under the Mineral Resources Development Act, 1995 (Tas.).

Subsidiary Shares means all the shares in the share capital of the Subsidiary.

Superannuation Commitment means any obligation, liability or duty to make any payment to any person in respect of any superannuation or retirement benefits or pensions that are or may be provided to any present or former Employees of the Company or their respective dependants.

Warranty 2 — Vendor

2.1	The Vendor has full authority and all necessary consents to enter into and perform this agreement and, when executed, this agreement will constitute binding obligations on the Vendor in accordance with its terms.

2.2	The sale of the Shares under this agreement will not:

(a)	impose any Encumbrance on the Vendor; or

(b)	put the Vendor in breach of any obligation or agreement by which it is bound.

2.3	No:

(a)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Vendor;

(b)	receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material assets of the Vendor; or

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 22

(c)	mortgagee has taken, attempted or indicated an intention to exercise its rights under any security of which the Vendor is the mortgagor or chargor.

Warranty 3 — Group Companies

No:

(a)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of a Group Company;

(b)	receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material assets of a Group Company; or

(c)	mortgagee has taken, attempted or indicated an intention to exercise its rights under any security of which a Group Company is the mortgagor or chargor.

Warranty 4 — Share capital

4.1	The share capital of each Group Company set out in Schedule 1:

(a)	comprises the entire share capital of the Group Company; and

(b)	is fully paid.

4.2	The Vendor:

(a)	will be the registered and beneficial owner of the Shares on the Completion Date; and

(b)	has complete power and right to sell those shares to the Purchaser.

4.3	As at Completion there will be no option, right to acquire or Encumbrance over or affecting the Shares, the Subsidiary Shares or any of them.

4.4	No person is entitled, or has claimed to be entitled, to require a Group Company to issue any share capital either now or at any future date (whether contingently or not). There are no agreements in force under which any person is or may be entitled to, or has the right to call for the issue of, any shares in a Group Company or securities convertible into or exchangeable for shares in a Group Company. No Group Company has given, granted or agreed to grant any option or right (whether contingent or not) in respect of its unissued shares.

4.5	The Company is the registered and beneficial owner of the Subsidiary Shares.

4.6	Except as stated in the schedules to this agreement, no Group Company holds or beneficially owns any securities of any other corporation or has agreed to acquire any securities of any other corporation.

4.7	No Group Company is the holder of any rights or options to subscribe for, purchase or acquire any shares, securities, partnership interest or joint venture interest in any other entity.

4.8	No Group Company is or has agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (excluding recognised trade associations).

Warranty 5 – Information

5.1	The details relating to each Group Company set out in Schedule 1 is complete and accurate.

5.2	As far as the Vendor is aware, all information given by or on behalf of the Vendor to the Purchaser relating to each Group Company including that contained in the Disclosure Letter and Due Diligence Material is true, complete and accurate in all material respects and none of that

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 23

information is misleading in any material respect, whether as a result of the inclusion of misleading information or the omission of material information or both.

5.3	Other than circumstances affecting the whole of any industry in which each Group Company participates, the Vendor is not aware of any circumstances which might reasonably be expected to have a material adverse effect on either:

(a)	the financial position, business, operations, assets, profitability or prospects of a Group Company; or

(b)	the value of the Shares and the Subsidiary Shares.

5.4	All information which the Vendor knows or could reasonably be expected to know and which would be reasonably likely to affect the Purchaser’s decision to purchase the Shares on the terms and conditions of this agreement, has been fully disclosed to the Purchaser in writing.

Warranty 6 — Accounts

6.1	The Accounts:

(a)	were prepared in accordance with applicable laws and generally accepted accounting principles in Australia; and

(b)	give a true and fair view of the financial position and affairs of each Group Company and the Business as at the Accounts Date.

6.2	Since the Accounts Date:

(a)	each Group Company has carried on the Business in the ordinary and usual course;

(b)	no contracts or commitments differing from those ordinarily made in the conduct of the Business have been entered into or incurred;

(c)	there has been no material adverse change in the assets, liabilities, financial position or the profitability of a Group Company;

(d)	neither Group Company has declared or paid any dividend, made any reduction in its share capital or made any offer, or entered into any agreement, to buy back any of its shares;

(e)	except for current assets offered for sale or sold in the ordinary course of its usual business, no Group Company has disposed of any of the assets included in the Accounts or any assets acquired or agreed to be acquired since the Accounts Date;

(f)	the Business has not been materially adversely affected by the loss of any customer who, in either of the two accounting periods immediately preceding the Accounts Date, accounted for 10 percent or more of the Subsidiary’s sales for either of those periods.

6.3	No person has given a guarantee or indemnity or is otherwise a surety in respect of a Group Company or its Business.

Carrying on business

6.4	The Company has not carried on any business since the date of its incorporation other than to own all of the shares in the capital of the Subsidiary. The Company has not employed any person since the date of its incorporation. The Company will not commence to carry on any other business or employ any person before the Completion Date.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 24

Ownership of assets

6.5	All the assets included in the Accounts are owned by the relevant Group Company to which they relate and material particulars of all fixed assets acquired or agreed to be acquired by a Group Company since the Accounts Date are set out in the Due Diligence Materials.

Encumbrances

6.6	None of the property, assets, undertaking, goodwill or uncalled capital of any Group Company is subject to any Encumbrance.

Management accounts

6.7	The unaudited management accounts of each Group Company for the period of 12 months ended 31 December 2004 have been prepared on a basis consistent with that employed in preparing the Accounts. They give a true and fair view of the assets, liabilities, income, expenditure and cash flow of the Group Company for which they were prepared for that period and at the end of that period and there has been no material adverse change in the assets, liabilities or financial position of a Group Company since that date.

Finance

6.8	There are no guarantees, loans, undertakings or commitments on capital account, actual or contingent, or comfort arrangements (whether or not legally binding) which have been made, given, entered into or incurred by or on behalf of any Group Company (and whether to procure the solvency of any other person or otherwise).

6.9	A Group Company has not borrowed any monies and has no bank overdraft facilities, acceptance credits or other financial facilities outstanding or available to it.

Loans from related parties

6.10	There is no loan to a Group Company from, or amount owing by a Group Company to:

(a)	the Vendor;

(b)	an Associate, or former Associate, of the Vendor (with the exception of Arbutus);

(c)	Robert M Friedland;

(d)	an Associate, or former Associate, of Robert M Friedland (with the exception of Arbutus);

(e)	Ivanhoe Capital Finance Ltd; or

(f)	Goldamere Holdings (L) Ltd,

other than the Beviron Debt 2, Beviron Debt 3, Beviron Debt 6 and Goldamere Debt. In this paragraph 6.10, Associate has the meaning given to that term by section 318 of the Income Tax Assessment Act 1936.

Warranty 7 — Records

7.1	As far as the Vendor is aware, the Records:

(a)	have been fully, properly and accurately kept and completed and are in the possession or control of the Group Company to whom they relate; and

(b)	do not contain material inaccuracies or discrepancies of any kind.

7.2	The constitution of each Group Company given to the Purchaser’s solicitors is its constitution and is complete and accurate in all respects.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 25

Warranty 8 — Business contracts

8.1	As far as the Vendor is aware, there are no agreements, arrangements or understandings affecting a Group Company or the carrying on of the Business that:

(a)	are material to the operation of the Business and have not been disclosed in writing to the Purchaser;

(b)	are outside the ordinary and proper course of business of the Business or otherwise contain any unusual, abnormal or onerous provision;

(c)	are incapable of being fulfilled or performed on time without undue or unusual expenditure of money or effort;

(d)	entitle the other party to terminate the agreement, or impose terms less favourable to the Business, by reason of a sale of the Shares; or

(e)	are agency or management agreements.

8.2	With respect to each contract which is material to the Business, the Vendor is not aware:

(a)	of any party to the contract being in default;

(b)	of any grounds for termination, rescission or avoidance or repudiation of that contract;

(c)	of any fact, matter or circumstance that is reasonably likely to have a material adverse effect on the financial position or prospects of the Subsidiary; or

(d)	of the termination, rescission or avoidance or repudiation of any such contract.

8.3	No Group Company has entered into any transaction that could give any person the right to do either of the following:

(a)	set aside any rights that the Group Company has in relation to that person; or

(b)	recover property or receive any payment from that Group Company,

under Division 2 of Part 5.7B of the Corporations Act 2001 (Cth) or similar laws relating to insolvency or bankruptcy.

8.4	The Subsidiary will not be required after the date of this agreement to undertake any work or supply any goods or services, except on normal commercial terms, under a contract entered into on or before the date of this agreement.

8.5	Since the Accounts Date, there has been no material adverse change to the terms of trade of the Business, including price.

8.6	No offer, tender, quotation or similar intimation given or made by the Subsidiary in connection with the Business, which is capable of giving rise to an agreement merely by the unilateral act of a third party, is still outstanding, except in the ordinary course of the Business.

8.7	The Subsidiary has not manufactured or sold products which do not comply in any material respect with any warranty or representation expressly or impliedly made by it.

8.8	The Subsidiary has not accepted any obligation to take back or otherwise do anything in respect of any item sold or delivered by it.

8.9	As far as the Vendor is aware, all of the agreements to which a Group Company is a party that have been disclosed to the Purchaser are valid, subsisting, legal and binding obligations in accordance with their terms.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 26

8.10	No Group Company has received any written notice which is reasonably likely to have a material adverse effect on the exercise of any rights by a Group Company in respect of any material agreement.

8.11	There is no agreement, arrangement or understanding involving the Subsidiary in relation to the Business which requires, as a condition of the supply of goods and services by the Subsidiary, that the Subsidiary acquire goods or services from any other specific person.

8.12	The Subsidiary is not a party to any agreement, arrangement or understanding under which it is or may be bound to share any profits or to pay any royalties or to waive or abandon any rights in connection with the Business or any of its assets.

8.13	The Subsidiary is not a party to either of the following:

(a)	any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement which has, or is likely to have, a material adverse effect on the cash flows or profitability of the Business; or

(b)	any agreement or arrangement which restricts its freedom to carry on any part of the Business in any part of the world in the manner it thinks fit.

8.14	The Subsidiary is not a party, and has not during the last six years been a party, to any of the following:

(a)	any agreement, arrangement concerted practice or course of conduct which is wholly or partly void or unenforceable under the Trade Practices Act 1974 (Cth) or any similar legislation, or which may render it liable to proceedings under any legislation concerning competition; or

(b)	any agreement or arrangement or business practice in respect of which an undertaking has been given by or an order made against or in relation to it under any anti-trust or similar legislation in any jurisdiction in which it carries on the Business or has assets or sales.

Warranty 9 — Employees

9.1	The Company has never employed any person.

9.2	As far as the Vendor is aware, the Subsidiary has complied in all material respects with all obligations arising under law, equity or statute, award, enterprise agreement or other instrument made or approved under any law with respect to employment of its employees including all Records required to be kept in relation to the employment, health and safety of any person.

9.3	In respect of the employees of the Subsidiary who are not the subject of an award or enterprise agreement:

(a)	the Vendor has disclosed to the Purchaser a representative sample of their particulars of employment (including full particulars of pay and other benefits and the dates of commencement of employment or appointment to an office) which, as far as the Vendor is aware, are not materially different from the particulars of employment of the remaining employees of the Subsidiary referred to in this Warranty 9.3;

(b)	none of them has given, or has been given, notice of termination of his or her employment or has indicated an intention to terminate his or her employment;

(c)	no proposal, assurance or commitment (oral or written) has been announced or given to any of them regarding any change to his or her terms of employment (whether or not beneficial to him or her) or (without limiting the foregoing) regarding the continuance,

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 27

introduction, increase or improvement of any benefit (including any retirement, death or disability benefit).

9.4	There is no outstanding offer of employment to any person with a base salary in excess of $200,000, other than a person who would be the subject of an award or enterprise agreement, by any Group Company and there is no such person who has accepted a like offer of employment made by any Group Company but whose employment has not yet started.

9.5	All subsisting contracts of employment to which the Subsidiary is a party are terminable by it on one month’s notice or less.

9.6	The Subsidiary has no liability to pay compensation for loss of office or employment to any present or former employee and no such sums have been paid since the Accounts Date.

9.7	Except in respect of normal accruals of emoluments after the Accounts Date, no sum is owing or promised to any present or former employee of the Subsidiary.

9.8	There are no terms of employment for any employee which provide that a change in control of the Subsidiary (however change of control be defined if at all) entitles the employee to treat the change of control as amounting to a breach of the contract or entitling him or her to any payment or benefit whatsoever or entitling him or her to treat himself or herself as redundant or otherwise dismissed or released from any obligation.

9.9	No claim has been made or threatened against the Subsidiary, or against any person whom the Subsidiary or the Vendor is or may be liable to compensate or indemnify, in respect of any act, event, omission or other matter arising out of or in connection with any of the following:

(a)	any application for employment by any person;

(b)	the employment or termination of employment of any person;

(c)	any retirement, death or disability benefit or any other benefit of whatever type;

(d)	any accident or injury which is not fully covered by insurance.

9.10	There is not, and during the three years preceding the date of this agreement there has not been, any industrial action or industrial dispute directly affecting the Subsidiary. The Vendor is not aware of any circumstances which could reasonably be expected to give rise to such industrial action or industrial dispute.

9.11	The Subsidiary has not made any loan or advance to any employee or past or prospective employee which is in excess of $20,000 and is outstanding.

Warranty 10 — Superannuation

10.1	The Subsidiary has no Superannuation Commitments.

10.2	The Subsidiary has no outstanding or unpaid superannuation contributions.

Warranty 11 — Litigation

11.1	There is:

(a)	no material Claim threatened or pending by or against a Group Company; or

(b)	as far as the Vendor is aware, no material fact, matter or circumstance likely to give rise to any Claim or Liability against a Group Company.

11.2	There are no material unsatisfied or outstanding judgments, orders or awards affecting a Group Company.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 28

11.3	No Group Company is currently involved in any material legal proceedings.

Warranty 12 — Tax

12.1	In Warranty 12:

Consolidated Group has the meaning given in section 703-5 of the 1997 Act.

GST has the meaning given in the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Relief includes either of the following:

(a)	Any relief, loss, allowance, credit, deduction, or set-off in computing income, profits or gains for the purpose of Tax, or any grant conferred on any person; or

(b)	Any right to repayment of Tax (whether or not including interest or penalties) available to that person.

Tax Law means any law in relation to any Tax.

Tax Authority means any government, semi-government, administrative, municipal, statutory, fiscal or judicial body, department, commission, authority, tribunal, agency, entity or person responsible for the collection of any Tax or administration of any Tax Law.

1997 Act means the Income Tax Assessment Act 1997 (Cth).

1936 Act means the Income Tax Assessment Act 1936 (Cth).

Taxation liabilities

12.2	All Tax of any nature whatsoever whether of Australia or elsewhere for which any Group Company is liable or for which any Group Company is liable to account has been duly paid or accrued (in so far as such Tax ought to have been paid or accrued).

12.3	No Group Company is, nor will in the future become, subject to any Taxes on or in respect of or by reference to its profits, gains, income, sales, disposals or deemed disposals of or transactions in relation to assets, inventory, or other property for any period up to and including the Accounts Date in excess of the provision for Tax included in the Accounts. No Group Company has nor will become liable to repay any sales tax credit claimed in excess of amounts entitled to be claimed under the Sales Tax Assessment Act 1992 (Cth).

12.4	No Group Company has done anything which has or would give rise to a liability to Tax under the Taxation (Unpaid Company Tax) Assessment Act 1982 (Cth), whether or not that liability has been discharged.

Deductions and PAYG

12.5	Each Group Company has complied with all of its obligations under any statutory provisions requiring the deduction or withholding of Tax from amounts paid by the Group Company, whether on its own behalf or as agents, and has properly accounted for any Tax so deducted or withheld to any Tax Authority (other than amounts which have yet to become payable). This includes all amounts of Tax required under statutory provisions to be deducted from the salary or wages of Employees of each Group Company.

12.6	No event has occurred as a result of which any Tax from which a Group Company has obtained Relief has become payable.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 29

Consolidated Group Tax

12.7	At the date of Completion, no Group Company is, or has been, a subsidiary member or head company of a Consolidated Group.

Tax returns

12.8	All necessary information, notices, elections, computations and returns in respect of the Tax obligations of the Group have been lodged or filed with the appropriate taxation authorities in accordance with applicable laws and within the prescribed time.

12.9	No Tax return, election or notice lodged or filed by a Group Company contains either of the following:

(a)	A false or misleading statement or omits to refer to a matter which is required to be included or without which the statement is false or misleading.

(b)	A material error or a material omission relating to the assessment of a Tax liability of a Group Company.

12.10	Each Group Company has maintained sufficient records to support all returns lodged or filed relating to Taxes and to comply with any relevant Tax legislation.

Penalties and Interest

12.11	No Group Company has within the past six years paid or become liable to pay, nor, as far as the Vendor is aware, are there any circumstances by reason of which a Group Company will become liable to pay, any penalty, fine, surcharge or interest whether charged by virtue of the provisions of the Tax Acts, the Sales Tax Assessment Act 1992 (Cth), the Tax Administration Act 1953 (Cth) or under any other law relating to Tax.

Investigations

12.12	No Group Company has within the past 12 months suffered any investigation audit or visit by the Commissioner of Tax or any other Tax Authority, and the Vendor is not aware of any such investigation audit or visit planned for the next 12 months.

12.13	If a Group Company has suffered any investigation audit or visit by the Commissioner of Tax or any other Tax Authority during the past 12 months or at any time in the past five years, all information in relation to any such investigation audit or visit has been provided to the Buyer in writing.

Applications

12.14	Each application for a ruling, consent or clearance given to a Tax Authority on behalf of a Group Company fully and accurately disclosed all facts, circumstances and material necessary for the decisions of the taxation authority in connection with the application.

12.15	Each ruling, consent or clearance obtained by or on behalf of a Group Company from a Tax Authority in relation to a Tax issue is valid and effective.

12.16	Each transaction for which that ruling, consent or clearance has previously been obtained has been carried into effect in accordance with the terms of the application, ruling, consent or clearance.

12.17	No Group Company has taken any action which has or might alter or affect any arrangement, agreement or Tax ruling which has previously been negotiated with or obtained from the relevant Government agency under any Tax Law.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 30

Tax losses

12.18	The Tax losses of each Group Company, as disclosed in the most recent lodged corporate income tax return for each Group Company:

(a)	are available to be offset against future assessable income of each Group Companies (subject to the application of section 165–13 of the 1997 Act as a result of the transfer of the Shares);

(b)	have not been, and not required to be as a result of any transaction, act or omission on or before Completion, reduced as a result of the application of the commercial debt forgiveness rules contained in Schedule 2C of the 1936 Act except as follows:

(i)	except as disclosed in the income tax returns of each Group Company which have been reviewed as part of the Due Diligence Materials; and

(ii)	except as disclosed to, and agreed with, the Purchaser, and arising between the date of execution of this agreement and the Completion Date, up to a maximum of US$4,500,000; and

(iii)	except where such an application arises out of the assignment of any loan to the Assignee under a Transaction Document.

Debt Forgiveness

12.19	The commercial debt forgiveness rules contained in Schedule 2C of the 1936 Act have not applied in relation to any transaction, act or omission of a Group Company occurring or arising on or before Completion, except as follows:

(a)	except as disclosed in the income tax returns of each Group Company which have been reviewed as part of the Due Diligence Materials; and

(b)	except as disclosed to, and agreed with, the Purchaser, and arising between the date of execution of this agreement and the Completion Date, up to a maximum of US$4,500,000; and

(c)	except where such an application arises out of the assignment of any loan to the Assignee under a Transaction Document.

Share capital

12.20	No Group Company has a share capital account that is tainted under section 160ARDM of the 1936 Act by the transfer of an amount to the share capital account from any of its other accounts.

Records of Assets

12.21	Each Group Company maintains and has retained for the period required by law the following:

(a)	Accurate records of all assets to which Part IIIA of the 1936 Act or Parts 3.1 to 3.3 of the 1997 Act apply or have applied; and

(b)	Without limiting the generality of the foregoing, accurate records of all information relating to those assets as was referred to in section 160ZZU of the 1936 Act or is referred to in Division 121 of the 1997 Act.

Capital gains tax

12.22	No Group Company has sought capital gains tax Relief under s160ZZO of the 1936 Act or Division 126 of the 1997 Act with respect to any asset acquired by a Group Company and which is still owned by that Group Company.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 31

Australian residence

12.23	Each Group Company is and has throughout the past six years been resident in Australia for Tax purposes.

Tax avoidance

12.24	No Group Company has been a party to or otherwise involved in any transactions to which Part IVA of the 1936 Act or section 91 or Part 8 of the Sales Tax Assessment Act 1992 (Cth) applies.

12.25	Without limiting clause 12.24 of this schedule no Group Company has been involved in any transaction or series of transactions which, or any part of which, may for any Tax purposes be disregarded or reconstructed by reason of any motive to avoid, reduce or delay a possible liability to Tax.

GST

12.26	Any GST required to be paid by a Group Company to the Australian Tax Office has been imposed, obtained and remitted to the Australian Tax Office in accordance with its commitments under the GST Act. Each Group Company has complied with all of its obligations under the GST Act and other legislation associated with the introduction of the GST.

12.27	If under or by virtue of any agreement to which any Group Company is a party, any GST is liable to be paid in connection with any taxable supply made by that Group Company under that agreement, the Group Company will be entitled to recover from the party required to pay for the taxable supply an amount so that after meeting any liability to pay GST the Group Company retains the same amount as if GST was not payable in connection with the taxable supply.

12.28	No Group Company has been a party to or otherwise involved in any transaction to which Division 165 of the GST Act applies.

Stamp duty and other Taxes

12.29	All stamp duty and other Tax payable in respect of every agreement, document or transaction to which a Group Company is or has been a party or by which a Group Company derives, or has derived, a substantial benefit has been duly paid.

Warranty 13 — Insurance

13.1	Each Group Company’s insurances will be current until Completion and, as far as the Vendor is aware, nothing has been done or omitted to be done which will make any policy of insurance void or voidable or materially increase the premiums payable under any policy.

13.2	There are no outstanding material Claims made by a Group Company under any past or present policy of any Group Company and no circumstances are known which could lead to a claim being made.

13.3	No Group Company has received any notice from an insurer affecting its insurances.

13.4	The particulars of the insurance policies effected for the benefit of each Group Company which are set out in the Due Diligence Materials are complete and accurate.

Warranty 14 — Properties

General

14.1	The particulars of the Properties are true and correct in all respects.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 32

14.2	The Properties are the only land and buildings owned, used or occupied by the Group Company.

14.3	The Group Companies have exclusive occupation and right of quiet enjoyment of each of the Properties.

14.4	No notices have been received by a Group Company and there is no order, declaration, report, recommendation or approved proposal of a public authority or government department which would materially affect the use of any of the Properties.

14.5	No breach of planning legislation or of any by-laws, building regulations or other relevant legislation has, as far as the Vendor is aware, been committed in relation to any Property. No notice has been issued or injunction granted or applied for in respect of any breach or alleged breach of planning control or of any by-laws, building regulations or other relevant legislation.

Freehold Properties

14.6	In relation to those Properties, listed in Schedule 4, which are real property owned by the Group (Freehold Properties):

(a)	the Subsidiary is the registered holder and beneficial owner of the Freehold Properties;

(b)	all rates, taxes and levies (including land tax) applicable to the Freehold Properties have been paid; and

(c)	the Subsidiary has not sold, agreed to sell, granted any option to sell, lease or sublease or agreed to lease or sublease any of the Freehold Properties.

Leasehold Properties

14.7	In relation to the Properties, listed in Schedule 4, which are leased by the Company (Leasehold Properties):

(a)	there are no subsisting material breaches of the leases of the Leasehold Properties (Property Leases); and

(b)	no Group Company has received a notice of any breach of the Property Leases.

14.8	The Property Leases:

(a)	are valid and subsisting; and

(b)	have not been amended or modified.

Mining Lease

14.9	The Mining Lease has not been varied.

14.10	No notices have been given or received under the Mining Lease and there are no subsisting disputes involving the Mining Lease and as far as the Vendor is aware there is no material fact, matter or circumstance likely to give rise to any Claim or Liability under the Mining Lease.

14.11	All rent, royalties, fees and outgoings payable under the Mining Lease have been paid.

14.12	There has been no breach of clause 5C.1 of the Goldamere Deed.

Warranty 15 – Plant and Equipment

15.1	The machinery and plant, including fixed plant and machinery, and all vehicles and office equipment owned by the Subsidiary as at the Completion Date:

(a)	are in good repair and condition (subject to fair wear and tear);

(b)	are in satisfactory working order;

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 33

(c)	are and are maintained in accordance with industry best practice standards;

(d)	have been properly serviced; and

(e)	are not surplus to the Subsidiary’s requirements.

Warranty 16 — Environment

16.1	As far as the Vendor is aware, the Subsidiary has not received any notice or other communication that notifies or alleges that it is in breach of any Environmental Law or Environmental Authorisation, or that any Environmental Authorisation may be subject to modification, suspension or revocation. As far as the Vendor is aware, there are no circumstances likely to give rise to any breach, modification, suspension or revocation of an Environmental Authorisation.

16.2	There is no charge or covenant against or over the Land or assets of the Subsidiary in favour of any relevant environmental protection authority as security for the clean-up or other costs under any relevant Environmental Law.

16.3	All Environmental Authorisations required to be held by the Subsidiary have been obtained, are in full force and effect, have been complied with at all times.

16.4	As far as the Vendor is aware, the Subsidiary has complied with all Environmental Laws and all Environmental Authorisations.

16.5	As far as the Vendor is aware, no aspect of the Subsidiary’s or any former owner or occupier’s occupation or use of any of the Properties could give rise to loss, liability, claims, prosecutions or legal proceedings against the Subsidiary as owner or occupier of the Properties.

16.6	The Subsidiary has not taken any action with respect to the Properties, which has aggravated or extended the Subsidiary’s liability under an Environmental Law for any contamination, pollutant or pollution on the Properties that may have been caused by past operations of a former occupier of the Properties.

Warranty 17- Compliance with statutory requirements

17.1	As far as the Vendor is aware:

(a)	the Group holds all statutory leases, licences, consents, approvals and authorisations necessary for carrying on the Business and the use of the Property;

(b)	each Group Company has complied with the terms of those leases, licences, consents, approvals and authorisations; and

(c)	there are no facts which could prejudice renewal or lead to revocation or variation in any material respect of those leases, licences, consents, approvals and authorisations.

17.2	Each Group Company has complied at all times with all current laws and codes of practice concerning all matters pertaining to its affairs including the conduct of the Business and:

(a)	the protection of human health; and

(b)	the conditions of the work place.

17.3	There are no outstanding notices or orders affecting a Group Company or the Business and the Vendor is not aware of any circumstance which may reasonably result in the imposition of any such notice or order.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 34

17.4	As far as the Vendor is aware, there have not been and are not pending, or in existence, any investigations or enquiries by, or on behalf of, any Governmental Authority in respect of any of the affairs of any Group Company.

17.5	The Subsidiary has not paid any commission or made any payment whether to secure business or otherwise, to any person, firm or company which in the hands of such person, firm or company would, in accordance with the relevant law be illegal.

17.6	As far as the Vendor is aware, no director, officer, agent, employee or other person acting on behalf of any Group Company has been party to the use of any assets of the Group Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to any activity, including any political activity, or to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets, or to the making of any false or fictitious entries in the books or records of a Group Company, or to the making of any unlawful payment.

Warranty 18 — Related party contracts

18.1	No Group Company is a party to any contract or arrangement in which the Vendor or any Associate of the Vendor is interested, directly or indirectly, nor has there been any such contract or arrangement at any time during the six years up to the date of this agreement.

18.2	No Group Company is a party to, nor have its profits or financial position during the three financial years ending on the Accounts Date been affected by, any contract or arrangement which is not of an entirely arms length nature.

18.3	Neither the Vendor nor any Associate of the Vendor is a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to or by any Group Company or in any way relating to any Group Company or its affairs. Since the Accounts Date no amount has been paid pursuant to any such agreement or arrangement and the amount payable up to Completion is not more than US$419,682.

18.4	In this Warranty 18, Associate has the meaning given to that term by section 318 of the Income Tax Assessment Act 1936.

Warranty 19 – Intellectual property, information technology and confidential information

19.1	In warranty 19:

Intellectual Property Rights means all and any patents, patent applications, trade marks, service marks, trade names, registered designs, unregistered design rights, copyrights, know how, trade secrets, domain names, internet addresses, rights in confidential information, and all and any other intellectual property rights, whether registered or unregistered, and including all applications and rights to apply for any of the same.

19.2	No activities of the Subsidiary (or of any licensee under any licence granted by a Group Company) infringe or are likely to infringe any Intellectual Property Rights of any third party and, as far as the Vendor is aware, no claim has been made against the Subsidiary or any such licensee in respect of such infringement.

19.3	Details of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned or used by the Subsidiary are set out in the Due Diligence Materials.

19.4	The Subsidiary is the sole legal and beneficial owner of or applicant for the Intellectual Property Rights referred to in clause 19.5 free of any Encumbrance.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 35

19.5	Details are set out in the Due Diligence Materials of all material licences and other agreements relating to Intellectual Property Rights to which the Subsidiary is a party (whether as licensor or licensee) or which relate to any Intellectual Property Rights owned by the Subsidiary. The Subsidiary is not in breach of any such agreement, and as far as the Vendor is aware, no third party is in breach of any such agreement.

19.6	The Subsidiary owns or has licensed to it all Intellectual Property Rights it requires to carry on the Business as such business has been carried on during the year prior to the date of this agreement. These rights will not be affected by the acquisition of the Shares by the Purchaser.

19.7	The Vendor is not aware of any unauthorised use by any person of any Intellectual Property Rights or confidential information of the Subsidiary.

19.8	As far as the Vendor is aware, no Group Company nor any predecessor in the Business has at any time disclosed to any person other than the Purchaser any of the following:

(a)	any secret or confidential information or property of the Subsidiary, including (without limitation) financial information, trade secrets, plans, statistics, documents, files, client lists, marketing information, records and papers;

(b)	any other information relating to the Business which could reasonably cause loss or damage to, or have a material adverse affect on the Business; or

(c)	any secret or confidential information relating to any customers, clients, employees and agents of the Business or to any other person who has or has had any dealings with it,

except as required by law, to a Group Company’s professional advisor, during the ordinary course of business or during the course of due diligence investigations, such disclosure or due diligence investigations taking place subject to an obligation of confidentiality.

19.9	The Vendor has disclosed to the Purchaser, in the Due Diligence Materials, all information technology which the Subsidiary owns or uses in order to carry on the Business, as well as the basis of that ownership. It has disclosed to the Purchaser in writing all lease, hire and other arrangements relating to that information technology.

19.10	All the records and systems (including computer systems) and all data and information of a Group Company are recorded, stored, maintained, operated or held exclusively by a Group Company. They are not wholly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of a Group Company. Any records for which a Group Company is partly dependent on facilities or means not under its exclusive ownership and control, may be obtained on the provision of reasonable notice at reasonable costs (eg photocopying, postage, shipping etc).

19.11	No Group Company has disclosed to any third party any of those records, control and other systems, data or information referred to in paragraph 19.10.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 36

Schedule 3 — Properties

Part A: Freehold Properties

Freehold Property:	Volume 55114 Folio 1

Volume 65928 Folio 1

Volume 251431 Folio 1

Volume 14503 Folio 1

Volume 64188 Folio 1

Volume 22140 Folio 1

Volume 66530 Folio 1

Volume 55114 Folio 2

Volume 55114 Folio 3

Volume 55117 Folio 243

Volume 23483 Folio 2

Volume 66530 Folio 2

Volume 6887 Folio 101

Registered proprietor:	Goldamere Pty Limited ACN 073 634 581

Mortgages:	Real Property Mortgage granted by Goldamere Pty Limited in favour of Societe Generale dated 20 August 2004 in relation to the freehold properties marked in italic text above.

Real Property Mortgage (Registered Mortgage No C82324) granted by Goldamere Pty Limited in favour of Arbutus Holding Limited in relation to the freehold properties marked in italic text above.

Part B: Leasehold Properties and Property Leases

Leasehold Property:	58-60 Wilmot Street

Burnie TAS 7320

Property Lease dated:	16 February 2001

Lessor:	I.R.M. Holdings Pty Limited (prior to 21 April 2004 the lessor was Braddon Securities Pty Limited)

Lessee:	Goldamere Pty Limited

Rent:	$3,500 per month

Term:	3 years from 1 March 2001 to 1 March 2003 with two options of 3 years each available to the lessee. There are no written records of the exercise by the Subsidiary of the option to extend this lease.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 37

Rent review clause:	Rent will increase yearly (except for the first year of a renewed term) in accordance with the Consumer Price Index for Hobart (all groups), provided that the increase is no less than 2% and no more than 5% of the amount payable in the previous year.

Change of control clause:	None

Leasehold Property:	Suite 562/563,

Level 5 Edgecliff Centre,

203-233 New South Head Road,

Edgecliff NSW 2027

Property Lease dated:	7 January 1999

Lessor:	Edgecliff Serviced Offices Pty Limited

Lessee:	Goldamere Pty Limited

Rent:	$2,750 per month

Car Space License fee:	$500 per month

Term:	12 months from 1 April 2004 to 31 March 2005 and thereafter month to month

Rent review clause:	The Lessor may increase the rent at any time in accordance with the Consumer Price Index for Sydney (all groups) and pass on to the lessee any increases in taxes, rates and outgoings applicable to the leased property. After the expiration of the initial term or a renewed term, the rent payable month to month will be the rate applicable on the last day of the expiring term plus 20%.

Change of control clause:	None

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 38

Signing page

EXECUTED as an agreement.

Executed by Ivanhoe Mines Ltd. by its attorney Sebastian Hempel under power of attorney dated 3 February 2005 in the presence of

“Sean Stabb”	“Sebastian Hempel”

Signature of witness	Sebastian Hempel

Sean Stabb

Name of witness (print)

Executed by Stemcor Pellets Ltd by its attorneys Paul Whitehead under power of attorney dated 3 February 2005 in the presence of

“Thomas Girgensohn”	“Paul Whitehead”

Signature of witness	Paul Whitehead

Thomas Girgensohn

Name of witness (print)	Thomas Girgensohn

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Beviron Share Sale Agreement | page 39